Exhibit 4.4

Issue Date: October 29, 2008

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS, OR UNLESS THE CORPORATION HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL, THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

THE SECURITIES REPRESENTED BY THIS INSTRUMENT ARE SUBJECT TO A LOCK-UP PERIOD OF UP TO 180 DAYS FOLLOWING THE EFFECTIVE DATE OF A REGISTRATION STATEMENT OF THE COMPANY FILED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THIS INSTRUMENT.

MAVENIR SYSTEMS, INC.

STOCK PURCHASE WARRANT

THIS CERTIFIES that Starent Networks, Corp. (the “Holder”) is entitled, upon the terms and subject to the conditions hereinafter set forth, to subscribe for and purchase, from Mavenir Systems, Inc., a Delaware corporation (the “Company”), up to 6,287,989 Shares (as defined below), at an exercise price of $0.9542 per share (the “Exercise Price”). The Exercise Price and the Shares purchasable hereunder are subject to adjustment as set forth in Section 9. This Warrant may be exercised for Vested Shares at any time on or prior to the close of business on October 29, 2015 (the “Expiration Date”).

1. Definitions.

(a) “Bookings” shall mean purchase orders accepted by the Company in accordance with its published policy for acceptable order support and documentation, consistently applied, that results from the sale of Mavenir Products by the Holder directly to Tier One Accounts, which Mavenir Products were acquired from the Company pursuant to the OEM Agreement.

(b) “Change of Control” shall mean (x) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any merger, consolidation or other form of reorganization in which outstanding shares of the Company are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring entity or its subsidiary, but excluding any transaction effected primarily for the purpose of changing the Company’s jurisdiction of incorporation) that results in the transfer or acquisition of at least a majority of the Company’s voting power to such entity or (y) a sale of all or substantially all of the assets of the Company or the exclusive license of all or substantially all of the Company’s intellectual property by means of any transaction or series of related transactions.

(c) “Common Stock” shall mean the Company’s common stock, $0.001 par value per share.

(d) “Effective Date” shall mean October 29, 2008.

(e) “IPO” shall mean the Company’s first firm commitment underwritten public offering of its Common Stock or other securities pursuant to an effective registration statement under the Securities Act.

(f) “Mavenir Products” shall have the meaning given such term in the OEM Agreement.

(g) “OEM Agreement” shall mean that certain Reseller OEM Agreement dated as of October 29, 2008 between the Company and the Holder, as amended from time to time.

(h) “Preferred Stock” shall mean the Series C Convertible Preferred Stock, par value $0.001 per share, of the Company and any other stock into or for which the Series C Convertible Preferred Stock may be converted or exchanged, and upon and after the occurrence of an event which results in the automatic or voluntary conversion, redemption or retirement of all (but not less than all) of the outstanding shares of such Preferred Stock, including without limitation, the consummation of an IPO in which such conversion occurs, then from and after the date upon which such outstanding shares are so converted, redeemed or retired, “Preferred Stock” shall mean such Common Stock.

(i) “Securities” shall mean this Warrant and the Shares issuable upon exercise of this Warrant.

(j) “Securities Act” shall mean the Securities Act of 1933, as amended.

(k) “Shares” shall mean shares of Preferred Stock.

(l) “Tier One Accounts” shall mean NTT DOCOMO, INC., Vodafone Group Plc, France Telecom, Bouygues Telecom, Telefonica S.A., Hutchison Telephone Company, Softbank Mobile Corp., AT&T Inc., Deutsche Telekom ADR, SK Telecom Co., Ltd., KT Freetel Co., Ltd., BT Group, plc, Verizon, Verizon Business, Verizon Wireless, Reliance Communications Limited, KDDI Corporation, Tata Teleservices Limited, Vivo, Alltel Communications, LLC, Telecomunicaciones Movilnet C.A., America Moviles, Bell Canada, Bell Mobility, China Unicom Ltd., China Telecom, China Mobile, Cox Wireless LLC (Cox/TMI Wireless), United States Cellular Corporation, Sprint Nextel Corporation, Clearwire / XHOM / Sprint Wireless Broadband Company LLC, Telus Communications Company, Mobilkom Austria Group, Joint Stock Financial Corporation Sistema, Willcom, Inc., Emobile Ltd., or any subsidiaries or affiliates of the foregoing.

(m) “Vested Shares” shall mean the number of Shares that have vested pursuant to Section 2(a) hereof.

(n) “Warrant Period” shall mean the period of time commencing on the Effective Date and expiring on the third anniversary of the Effective Date.

2. Exercise of Warrant.

(a) The right to subscribe for and purchase the Shares shall vest according to the amount of Bookings during the Warrant Period in accordance with the milestones (the “Milestones”) set forth in the table below:

Milestones	Incremental Number of Vested Shares	Aggregate Number of Vested Shares
$1 million in Bookings during the Warrant Period	314,399	314,399
$2 million in Bookings during the Warrant Period	314,400	628,799
$3 million in Bookings during the Warrant Period	314,399	943,198
$4 million in Bookings during the Warrant Period	314,400	1,257,598
$5 million in Bookings during the Warrant Period	314,399	1,571,997
$6 million in Bookings during the Warrant Period	314,400	1,886,397
$7 million in Bookings during the Warrant Period	314,399	2,200,796
$8 million in Bookings during the Warrant Period	314,400	2,515,196
$9 million in Bookings during the Warrant Period	314,399	2,829,595
$10 million in Bookings during the Warrant Period	314,400	3,143,995
$11 million in Bookings during the Warrant Period	314,399	3,458,394
$12 million in Bookings during the Warrant Period	314,400	3,772,794

$13 million in Bookings during the Warrant Period	314,399	4,087,193
$14 million in Bookings during the Warrant Period	314,400	4,401,593
$15 million in Bookings during the Warrant Period	314,399	4,715,992
$16 million in Bookings during the Warrant Period	314,400	5,030,392
$17 million in Bookings during the Warrant Period	314,399	5,344,791
$18 million in Bookings during the Warrant Period	314,400	5,659,191
$19 million in Bookings during the Warrant Period	314,399	5,973,590
$20 million in Bookings during the Warrant Period	314,399	6,287,989

For the avoidance of doubt, (i) no additional Shares shall vest after the Warrant Period irrespective of the amount of Bookings generated thereafter, and (ii) there shall be no pro rata vesting between Milestones and the amount of Bookings must equal or exceed the specified Milestone in order for the Holder to be vested in the aggregate number of Shares corresponding to such Milestone.

(b) The purchase rights represented by this Warrant are exercisable by the Holder, in whole or in part, by the surrender of this Warrant and the Notice of Exercise annexed hereto duly executed at the principal executive office of the Company (or such other office or agency of the Company as it may designate by notice in writing to the Holder at the address of the Holder appearing on the books of the Company), and upon payment of the Exercise Price of the Shares thereby purchased (by cash or by check or bank draft payable to the order of the Company); whereupon the Holder shall be entitled to receive a certificate for the number of Shares so purchased. The Company agrees that if at the time of the surrender of this Warrant and purchase of the Shares, the Holder shall be entitled to exercise this Warrant, the Shares so purchased shall be and be deemed to be issued to the Holder as the record owner of such Shares as of the close of business on the date on which this Warrant shall have been exercised as aforesaid.

(c) In lieu of exercising this Warrant by payment of cash or check pursuant to subsection (b) above, the Holder may elect to receive Vested Shares equal to the value of the Warrant (based upon the value of the Vested Shares or the portion thereof being exercised), at any time after the date hereof and before the close of business on the Expiration Date, by surrender of this Warrant at the principal executive office of the Company, together with the Notice of Conversion annexed hereto, in which event the Company will issue to the Holder Vested Shares in accordance with the following formula:

X	=	Y(A-B)
A

Where,	X	=	the number of Vested Shares to be issued to the Holder;

	Y	=	the number of Vested Shares for which the Warrant is being exercised;

	A	=	the fair market value of one Share; and

	B	=	the Exercise Price.

For purposes of this subsection 2(c), the fair market value of a Share is defined as follows:

(1) if the exercise is in connection with an IPO, and if the Company’s registration statement relating to such IPO has been declared effective by the Securities and Exchange Commission, then the fair market value shall be the initial “Price to Public” specified in the final prospectus with respect to the offering;

(2) if the exercise is in connection with a Change of Control, then the fair market value shall be the value received in such Change of Control by the holders of the securities as to which purchase rights under this Warrant exist;

(3) if the exercise occurs after, and not in connection with an IPO, and:

a) if traded on a securities exchange or the Nasdaq Stock Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or market over the thirty (30) day period ending three (3) days prior to the date of the Notice of Conversion; or

b) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the date of the Notice of Conversion;

(4) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Company’s Board of Directors.

3. Nonassessable. The Company covenants that all Shares which may be issued upon the exercise of rights represented by this Warrant will, upon exercise of the rights represented by this Warrant, be validly issued, fully paid and nonassessable and free from all taxes, liens and charges in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue). Certificates for Shares purchased hereunder shall be delivered to the Holder within a reasonable time after the date on which this Warrant shall have been exercised as aforesaid.

4. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. With respect to any fraction of a share called for upon the exercise of this Warrant, an amount equal to such fraction multiplied by the then current price at which each Share may be purchased hereunder shall be paid in cash to the Holder.

5. Charges, Taxes and Expenses. Issuance of certificates for Shares upon the exercise of this Warrant shall be made without charge to the Holder hereof for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Company, and such certificates shall be issued in the name of the Holder.

6. No Rights as Stockholder. This Warrant does not entitle the Holder to any voting rights or other rights as a stockholder of the Company prior to the exercise hereof.

7. Loss, Theft, Destruction or Mutilation of Warrant. On receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor and amount.

8. Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday, a Sunday or a legal holiday, then such action may be taken or such right may be exercised on the next succeeding day not a Saturday, Sunday or legal holiday.

9. Adjustments. The Exercise Price and the number of Shares purchasable hereunder are subject to adjustment from time to time as set forth in this Section 9.

(a) Reclassification, etc. If the Company, at any time while this Warrant, or any portion hereof, remains outstanding and unexpired by reclassification of securities or otherwise, shall change any of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities or any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the purchase rights under this Warrant immediately prior to such reclassification or other change and the Exercise Price therefor shall be appropriately adjusted, all subject to further adjustment as provided in this Section 9.

(b) Subdivision or Combination of Shares. In the event that the Company shall at any time subdivide the outstanding securities as to which purchase rights under this Warrant exist, or shall issue a stock dividend on the securities as to which purchase rights under this Warrant exist, the number of securities as to which purchase rights under this Warrant exist immediately prior to such subdivision or to the issuance of such stock dividend shall be proportionately increased, and the Exercise Price shall be proportionately decreased, and in the event that the Company shall at any time combine the outstanding securities as to which purchase rights under this Warrant exist, the number of securities as to which purchase rights under this Warrant exist immediately prior to such combination shall be proportionately decreased, and the Exercise Price shall be proportionately increased, effective at the close of business on the date of such subdivision, stock dividend or combination, as the case may be.

(c) Cash Distributions. No adjustment on account of cash dividends or interest on the securities as to which purchase rights under this Warrant exist will be made to the Exercise Price under this Warrant.

(d) Antidilution Rights. Antidilution rights applicable to the Preferred Stock issuable upon the exercise of this Warrant are set forth in the Company’s Amended and Restated Certificate of Incorporation (as it may be further amended or restated from time to time, the “Charter”), and shall be applicable with respect to the Preferred Stock issuable upon exercise of this Warrant. The Company shall promptly provide the Holder with any restatement, amendment, modification or waiver of the Charter. For avoidance of any doubt, there shall be no duplicate antidilution adjustment pursuant to this Section 9(d) and the Charter.

(e) Notice of Adjustments. If: (i) the Company shall declare any dividend or distribution upon its stock, whether in stock, cash, property or other securities; (ii) the Company shall offer for subscription prorata to the holders of any class of its Preferred Stock any additional shares of stock of any class or other rights; (iii) there shall be any Change of Control; (iv) there shall be an IPO; (v) the Company shall sell, lease, license or otherwise transfer all or substantially all of its assets; or (vi) there shall be voluntary dissolution, liquidation or winding up of the Company; then, in connection with each such event, the Company shall send to the Holder: (A) at least fifteen (15) days’ prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution, subscription rights (specifying the date on which the holders of the Preferred Stock shall be entitled thereto) or for determining rights to vote in respect of such Change of Control, dissolution, liquidation or winding up; (B) in the case of any such Change of Control, sale, lease, license or other transfer of all or substantially all of the Company’s assts, dissolution, liquidation or winding up, at least fifteen (15) days’ prior written notice of the date when the same shall take place (and specifying the approximate date on which the holders of Preferred Stock shall be entitled to exchange their Preferred Stock for securities of or other property deliverable upon such Change of Control, dissolution, liquidation or winding up); and (C) in the case of an IPO, the Company shall give the Holder at least fifteen (15) days’ written notice prior to the effective date thereof.

Each such written notice shall set forth, in reasonable detail, (i) the event requiring the notice, and (ii) if any adjustment is required to be made, (A) the amount of such adjustment, (B) the method by which such adjustment was calculated, (C) the adjusted Exercise Price (if the Exercise Price has been adjusted), and (D) the number of shares subject to purchase hereunder after giving effect to such adjustment, and shall be given in the manner set forth in Section 15(e).

(f) Timely Notice. Failure to timely provide such notice required by Section 9(e) above shall entitle Holder to retain the benefit of the applicable notice period notwithstanding anything to the contrary contained in any insufficient notice received by Holder.

10. Restrictions on Transferability of Securities.

(a) Restrictions on Transferability. The Securities shall not be sold, assigned, transferred or pledged except upon the conditions specified in this Section 10.

(b) Restrictive Legend. Each certificate representing the Securities and any other securities issued in respect of the Securities upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted by the provisions of Section 10(c)) be stamped or otherwise imprinted with a legend in the following form (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS, OR UNLESS THE CORPORATION HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL, THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD OF UP TO 180 DAYS FOLLOWING THE EFFECTIVE DATE OF A REGISTRATION STATEMENT OF THE COMPANY FILED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AS SET FORTH IN THAT CERTAIN STOCK PURCHASE WARRANT BETWEEN THE CORPORATION AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE CORPORATION’S PRINCIPAL OFFICE. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SECURITIES.

Each holder of Securities and each subsequent transferee consents to the Company making a notation on its records and giving instructions to any transfer agent of the Securities in order to implement the restrictions on transfer established in this Section 10.

(c) Notice of Proposed Transfers. Each holder of a warrant or stock certificate, as the case may be, representing the Securities, by acceptance thereof, agrees to comply in all respects with the provisions of this Section 10(c). Such holder agrees not to make any disposition of all or any portion of the Securities unless and until there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement or such holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by the Company, such holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company that such disposition will not require registration of such shares under the Securities Act.

11. Investment Representations of the Holder. With respect to the acquisition of any of the Securities, the Holder hereby represents and warrants to the Company as follows:

(a) Purchase Entirely for Own Account. This Warrant is made with the Holder in reliance upon the Holder’s representation to the Company, which by the Holder’s execution of this Warrant the Holder hereby confirms, that the Securities will be acquired for investment for the Holder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Holder has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Warrant, the Holder further represents that the Holder does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person with respect to any of the Securities.

(b) Reliance upon Holders’ Representations. The Holder understands that the Securities have not been, and will not be, registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, and that the Company’s reliance on such exemption is predicated on the Holder’s representations set forth herein.

(c) Investment Experience; Economic Risk. The Holder understands that the Company has a limited financial and operating history and that an investment in the Company involves substantial risks. The Holder has made such inquiry concerning the Company and its business and personnel as it has deemed appropriate. The Holder has such knowledge and experience in financial and business matters that the Holder is capable of evaluating the merits and risks of the investment in the Securities. The Holder can bear the economic risk of the Holder’s investment and is able, without impairing the Holder’s financial condition, to hold the Securities for an indefinite period of time and to suffer a complete loss of the Holder’s investment.

(d) Accredited Investor Status. The Holder is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated under the Securities Act. The Holder also represents that it has not been organized for the purpose of acquiring the Securities.

(e) Restricted Securities. The Holder understands that the Securities are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such federal securities laws and applicable regulations such Securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, Holder represents that it is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the securities and the availability of certain current public information about the Company.

12. Market Standoff. The Holder hereby agrees that, if requested by the managing underwriter, it will not, without the prior written consent of the Company, during the period commencing on the date of the final prospectus relating to the Company’s IPO or any secondary public offering, as applicable, and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) calendar days in the case of an initial public offering and ninety (90) calendar days in the case of any secondary public offering (or such other period as may be requested by the Company or managing underwriter to accommodate regulatory restrictions on (a) the publication or other distribution of research reports and (b) analyst recommendations and opinions, including, but not limited to, the restrictions contained in FINRA Rule 2711(f)(4) or NYSE Rule 472(f)(4), or any successor provisions or amendments thereto)) (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any securities of the Company, including (without limitation) shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether now owned or hereafter acquired) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any securities of the Company, including (without limitation) shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether now owned or hereafter acquired), whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of securities, in cash or otherwise. The foregoing covenants shall not apply to the sale of any shares by the Holder to an underwriter pursuant to an underwriting agreement and shall only be applicable to the Holder if all the Company’s executive officers, directors and greater than one percent (1%) stockholders enter into similar agreements. The Holder agrees to execute an agreement(s) reflecting (i) and (ii) above as may be requested by the managing underwriters at the time of the IPO or any secondary public offering, and further agrees that the Company may impose stop transfer instructions with its transfer agent in order to enforce the covenants in (i) and (ii) above. The restrictions in this Section 12 shall not apply to transfers to affiliates of the Holder or purchases made in the open market following the completion of any offering covered by this Section 12 or to any resale public offerings in which the Holder is not selling shares of Common Stock for its own account.

13. Change of Control. If at any time there shall be Change of Control, then, as a part of such Change of Control, lawful provision shall be made so that the Holder shall thereafter be entitled to receive, upon exercise of this Warrant, the kind and amount of shares of preferred stock or other securities or property of the successor, surviving or purchasing corporation resulting from or participating in such Change of Control that would have been issuable if Holder had exercised this Warrant immediately prior to the Change of Control. In any such case, appropriate adjustment (as determined in good faith by the Company’s Board of Directors) shall be made in the application of the provisions of this Warrant with respect to the rights and interests of the Holder after the Change of Control to the end that the provisions of this Warrant (including adjustments of the Exercise Price and number of shares of Preferred Stock purchasable upon exercise) shall be applicable in their entirety, and to the greatest extent possible. Without limiting the foregoing, in connection with any Change of Control, upon the closing thereof, the successor or surviving entity shall assume the obligations of this Warrant. In connection with a Change of Control and upon Holder’s written election to the Company, the Company shall cause this Warrant to be exchanged for the consideration that Holder would have received if Holder chose to exercise its right to have shares issued pursuant to Section 2(c) of this Warrant without actually exercising such right, acquiring such shares and exchanging such shares for such consideration.

14. Reservation of Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the exercise of this Warrant, such number of Shares and other securities, cash and/or property, as from time to time shall be issuable upon the exercise of this Warrant.

15. Miscellaneous.

(a) Governing Law. THIS WARRANT WILL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE (WITHOUT REFERENCE TO THE CONFLICTS OF LAW PROVISIONS THEREOF).

(b) Restrictions. By acceptance hereof, the Holder acknowledges that the Shares acquired upon the exercise of this Warrant may have restrictions upon its resale imposed by state and federal securities laws.

(c) Waivers and Amendments. This Warrant and any provisions hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of the same is sought.

(d) Assignment. This Warrant may be assigned or transferred by the Holder only with the prior written approval of the Company. This Warrant shall be binding upon any successors or assigns of the Company.

(e) Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be delivered personally by hand or by courier, mailed by United States first-class mail, postage prepaid, sent by facsimile or sent by electronic mail directed to the party to be notified at the address, facsimile number or electronic mail address indicated for such person on the signature page hereof, or at such other address, facsimile number or electronic mail address as such party may designate by ten (10) days’ advance written notice to the other parties hereto. All such notices and other communications shall be deemed given upon personal delivery, on the date of mailing, upon confirmation of facsimile transfer or when directed to the electronic mail address set forth on signature page hereof. With respect to any notice given by the Company under any provision of the Delaware General Corporation Law or the Company’s charter or bylaws, the Holder agrees that such notice may given by facsimile or by electronic mail.

(f) Counterparts. This Warrant may be executed in any number of counterparts, each of which shall be enforceable, and all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized.

MAVENIR SYSTEMS, INC.

By:	/s/ Pardeep Kohli
Name:	Pardeep Kohli
Title:	President and CEO

Address:
1651 North Glenville Drive, Suite 201
Richardson, Texas 75081
Attn: Chief Executive Officer
Attn: Chief Financial Officer
Facsimile: (972) 437-6232

AGREED AND ACKNOWLEDGED:

STARENT NETWORKS, CORP.

By:	/s/ Paul Milbury
Name:	Paul Milbury
Title:	Vice President Operations and Chief Financial Officer

Address*:

30 International Place
Tewksbury, MA 01876
Facsimile #: (978) 863-3971

*	Please indicate address for notice purposes.

MAVENIR SYSTEMS, INC.

SIGNATURE PAGE TO WARRANT

NOTICE OF EXERCISE

TO:	Mavenir Systems, Inc.

1651 North Glenville Drive, Suite 201

Richardson, Texas 75081

ATTN: Chief Financial Officer

1. The undersigned hereby elects to purchase                                      shares of the                                  Stock (the “Shares”) of Mavenir Systems, Inc. pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price in full.

2. Please issue a certificate or certificates representing the Shares in the name of the undersigned or in such other name as is specified below:

(Print Name)
Address:

3. The undersigned confirms that the Shares are being acquired for the account of the undersigned for investment only and not with a view to, or for resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing or selling the Shares.

(Date)	(Signature)

(Print Name)